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                     October 25, 2022

       David Gardella
       Chief Financial Officer
       Donnelley Financial Solutions, Inc.
       35 West Wacker Drive
       Chicago, IL 60601

                                                        Re: Donnelley Financial
Solutions, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-37728

       Dear David Gardella:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services